Exhibit 99.1

Contact:	Caroline Boren or Marianne Lindsey
(206) 392-5101

FOR IMMEDIATE RELEASE	Dec. 8, 2008

ALASKA AIR GROUP ANNOUNCES CHANGES

TO STRENGTHEN SENIOR LEADERSHIP

Brad Tilden elected Alaska Airlines’ president; Glenn Johnson becomes

Alaska Air Group CFO; Ben Minicucci assumes new COO role at Alaska

SEATTLE — The Alaska Air Group board of directors and Bill Ayer, chairman and chief executive officer, today announced a realignment to strengthen the company’s senior leadership.

As part of the changes, Brad Tilden has been elected president of Alaska Airlines, reporting to Ayer. Previously Alaska Air Group’s chief financial officer and executive vice president of finance and planning, Tilden will oversee the airline’s operating divisions and marketing, in addition to retaining responsibility for network planning and revenue management.

“Brad’s engaging leadership style and strong values, coupled with his financial judgment and commitment to ongoing process improvement, make him the right person to take on expanded responsibility for our operations, marketing, planning and customer experience as we continue to improve our long-term competitiveness,” Ayer said.

Tilden joined Alaska Airlines as controller in 1991 and was promoted to chief financial officer in 2000. Prior to joining Alaska, he spent eight years with the accounting firm of Price Waterhouse at its offices in Seattle and Melbourne, Australia. He holds bachelor’s and master’s degrees in business administration and is a private pilot.

Replacing Tilden as chief financial officer and executive vice president of finance for Alaska Air Group and Alaska Airlines is Glenn Johnson, formerly Alaska Airlines’ executive vice president of customer service – airports and maintenance and engineering. In addition to leading the company’s finance organization, he will oversee information technology, strategic planning and corporate real estate.

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Johnson has had a long career at Alaska Airlines and sister carrier Horizon Air in a variety of finance and customer service roles, including vice president of finance and treasurer at both carriers. “Glenn’s extensive background in finance, as well as his operational and customer service expertise, makes him uniquely qualified to lead our finance, real estate, IT and strategic planning efforts at this critical time,” Ayer said.

The company also announced the election of Ben Minicucci as Alaska Airlines’ chief operating officer and executive vice president of operations. Previously vice president of Seattle operations, Minicucci will report to Tilden in this new position, and will lead flight operations and maintenance and engineering, in addition to airport customer service.

“In the year since Ben assumed leadership of our Seattle operation, he has re-engineered a host of operational functions, resulting in dramatic improvements to our on-time performance and baggage handling. Through this promotion, he will be more directly positioned to drive similar improvements throughout our network,” Ayer said.

Minicucci was Alaska Airlines’ staff vice president of maintenance and engineering before overseeing the airline’s Seattle operations. He came to Alaska from Air Canada and a 14-year career in the Canadian Armed Forces, where he was responsible for aircraft maintenance. He holds bachelor’s and master’s degrees in mechanical engineering.

Stepping into a vice president role leading Alaska Air Group’s planning and revenue management, reporting to Tilden, will be Andrew Harrison. Formerly managing director of planning, Harrison joined Alaska Airlines after a 16-year career in public accounting.

As part of the leadership changes, Gregg Saretsky, formerly Alaska Airlines’ executive vice president of flight and marketing, will leave the company. “Gregg is a highly respected leader who guided our transcontinental expansion and built a strong marketing organization that has helped us fend off relentless competition,” Ayer said. “We appreciate his many contributions during his 10 years at Alaska.”

Alaska Airlines and sister carrier Horizon Air together serve more than 90 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction among Traditional Network Carriers (tie)” in the J.D. Power and Associates 2008 North America Airline Satisfaction StudySM. For reservations, visit alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at alaskaair.com/newsroom.

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